UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 8, 2007
Wilsons The Leather Experts Inc.
(Exact name of registrant as specified in its charter)

Minnesota	000-21543	41-1839933
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7401 Boone Ave. N. Brooklyn Park, Minnesota	55428
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (763) 391-4000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On August 8, 2007, the Board of Directors of Wilsons The Leather Experts Inc. (the “Company”), upon recommendation of the Governance and Nominating Committee, elected Mark G. Schoeppner to serve as a member of the Board of Directors. Mr. Schoeppner, age 46, founded Quaker Capital Management Corporation, an investment advisory firm, in 1985 and serves as its President. Mr. Schoeppner will serve as a Class II Director with a term expiring at the 2010 Annual Meeting of Shareholders.
     On August 8, 2007, the Board of Directors, upon recommendation of the Governance and Nominating Committee, appointed Mr. Schoeppner and Darren L. Acheson as members of the Compensation Committee of the Board of Directors, and Michael T. Sweeney as a member of the Governance and Nominating Committee of the Board of Directors. Messrs. Acheson and Sweeney were elected by the holders of the Series A Preferred Stock to serve on the Board of Directors on June 15, 2007, as disclosed in the Current Report on Form 8-K filed June 21, 2007.

Item 7.01.	Regulation FD Disclosure.
     On June 15, 2007, the Company issued an aggregate of 45,000 shares of Series A Convertible Preferred Stock of the Company (the “Series A Preferred Stock”) and warrants exercisable for an aggregate of 15 million shares of common stock of the Company (the “Warrants”), for an aggregate purchase price of $45 million, to four institutional investors (the “Financing Transaction”). Because the voting rights of the Series A Preferred Stock and the number of shares of common stock potentially issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants would have exceeded 20% of the shares of common stock and voting power outstanding prior to the Financing Transaction, in order to comply with the Nasdaq Marketplace Rules (and rather than seeking shareholder approval prior to the Financing Transaction), the Company utilized an exchange cap to limit the voting rights of the Series A Preferred Stock to 19.9% of the total voting power of the outstanding capital stock of the Company and the number of shares of common stock that could be issued upon conversion of the Series A Preferred Stock and exercise of the Warrants to 19.9% of the then outstanding shares of common stock (approximately 39,225,713 shares) without shareholder approval (the “Exchange Cap”). On August 8, 2007, at a special meeting of the Company’s shareholders, the shareholders approved voting rights for the Series A Preferred Stock and the potential issuance of shares of common stock upon conversion of the Series A Preferred Stock and upon exercise of the Warrants, in excess of the Exchange Cap.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSONS THE LEATHER EXPERTS INC.
Date: August 9, 2007	By	/s/ Stacy A. Kruse
Stacy A. Kruse
Chief Financial Officer and Treasurer